Exhibit 11.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Regulation A Offering Circular of our report dated August 24, 2020, relating to the financial statements of Restaurant.com, Inc. as of December 31, 2019 and 2018. We also consent to the reference to our firm under the caption “Experts”.

Certified Public Accountants
Lakewood, CO
August 27, 2020